UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENDURANCE SPECIALTY HOLDINGS LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO NOTICE OF THE ANNUAL GENERAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Annual Meeting

This Supplement provides updated information with respect to the 2012 Annual General Meeting of Shareholders (the “Meeting”) of Endurance Specialty Holdings Ltd. (the “Company”) to be held on Thursday, May 10, 2012, at 8:00 a.m. (local time), at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda, for the purposes set forth in the Notice of Annual General Meeting of Shareholders dated March 29, 2012 and the accompanying Proxy Statement (together, the “Proxy Statement”).

The Proxy Statement, the Notice of Internet Availability of Proxy Materials and proxy card or voting instruction form were made available electronically or mailed on or about March 29, 2012 to all shareholders entitled to vote at the Meeting. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement and Notice of Internet Availability of Proxy Materials remains accurate and should be considered in voting your shares.

Resignation of Candidate Nominated by the Board of Directors for Election as a Director at the Meeting

William M. Jewett, a member of the Board of Directors of the Company and the Company’s subsidiary, Endurance Specialty Insurance Ltd. (“Endurance Bermuda”), has resigned from his position as President of the Company and Endurance Bermuda, effective May 2, 2012. Mr. Jewett is currently a nominee for re-election to the Board of Directors of the Company and a designee for the Board of Directors of Endurance Bermuda at the Meeting. In connection with his resignation, Mr. Jewett has agreed that if he is re-elected to the Board of Directors of Endurance Specialty Holdings Ltd. or designated to be a director of Endurance Bermuda, he will not accept such re-election or designation. In addition, Mr. Jewett has agreed to resign from the Boards of Directors of the Company and Endurance Bermuda immediately following the Meeting.

Given the close proximity of Mr. Jewett’s notice of his intention to resign from the Boards of Directors of the Company and Endurance Bermuda and the date of the Meeting, the Board of Directors has determined that it is impracticable to propose a substitute director nominee for Mr. Jewett’s position on the Boards of Directors of the Company and Endurance Bermuda. Accordingly, in accordance with the Company’s Bye-Laws, upon Mr. Jewett’s resignation following the Meeting, the Board of Directors of the Company and Endurance Bermuda shall determine whether to fill the casual vacancy resulting from Mr. Jewett’s resignation or submit to the shareholders of the Company at a subsequent Annual or Special General Meeting of Shareholders a proposal to reduce the number of Directors constituting the Board of Directors of the Company.

On May 2, 2012, the Company and Mr. Jewett entered into a Severance Agreement and General Release (the “Severance Agreement”), regarding Mr. Jewett’s resignation from his positions as President and a Director of the Company. A copy of the Severance Agreement and a description of the terms thereof are contained in a Current Report on Form 8-K filed by the Company on May 3, 2012.

Voting; Revocability of Proxies

If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Although Mr. Jewett will remain a candidate for re-election to the Company’s Board of Directors and designation to Endurance Bermuda’s Board of Directors, if he is re-elected, Mr. Jewett will resign from the Boards of the Company and Endurance Bermuda immediately following the Meeting. Proxy votes already returned by shareholders will remain valid and will be voted at the Meeting unless revoked. Shares represented by proxy votes submitted before the Meeting will be voted for the Director nominees and designees submitted by the Board of Directors and described in the Proxy Statement.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of our proxy materials, by completing, signing, dating and returning your proxy card or voting instruction form or voting by internet or telephone as described in the Proxy Statement. Shareholders may revoke any previously delivered voting proxy at any time before it is voted at the Meeting by sending a written revocation, by submitting another proxy vote with a later date, by attending the Meeting and voting in person or, in the case of shareholders whose shares are voted through a bank or broker, by contacting your bank or brokerage firm.

Other Matters

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares. The Company knows of no matters to be submitted to the Meeting other than those presented in the Proxy Statement. If any other matters properly come before the Meeting, it is the intention of the persons named as the Proxy Committee in the Proxy Statement to vote the shares they represent in accordance with their best judgment on each of such matters.

May 3, 2012

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